As filed with the United States Securities and Exchange Commission on April 3, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Nord Anglia Education, Inc.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	8200 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Level 27, World-Wide House
19 Des Voeux Road
Central, Hong Kong
+852-3977-0765

(Address, including zip code, of  principal executive offices)

NORD ANGLIA EDUCATION, INC. 2014 EQUITY INCENTIVE AWARD PLAN

(Full title of the plan)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
+1 (212) 750-6474
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

(212) 906-1200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the United States Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, $0.01 par value	9,800,000	$19.31	$189,238,000.00	$24,373.85

(1)                                 Represents the number of Ordinary Shares ($0.01 par value) of Nord Anglia Education, Inc., an exempted company with limited liability under the Companies Law (2013 Revision) of the Cayman Islands, as amended and restated from time to time (the “Company”) authorized for issuance under the Nord Anglia Education, Inc. 2014 Equity Incentive Award Plan (the “Plan”), as approved by the Company’s shareholder on March 25, 2014. Pursuant to Rule 416 under the United States Securities Act of 1933, as amended (the “Securities Act”), the number of Ordinary Shares registered on this Registration Statement will be increased as a result of future stock splits, stock dividends or similar transactions.

(2)                                 For purposes of computing the registration fee only.  Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices per Ordinary Share of the Company as reported on the New York Stock Exchange on March 31, 2014 ($19.31).

EXPLANATORY NOTE

Nord Anglia Education, Inc., an exempted company with limited liability under the Companies Law (2013 Revision) of the Cayman Islands, as amended and restated from time to time (the “Company”), is hereby registering 9,800,000 of its ordinary shares, $0.01 par value (“Ordinary Shares”), for issuance under the Nord Anglia Education, Inc. 2014 Equity Incentive Award Plan (the “Plan”).  The Company’s shareholder approved the Plan on March 25, 2014 (the “Effective Date”) and the purpose of this Registration Statement is to register the Ordinary Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

The information called for in this Item 1 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).

Item 2.         Registrant Information and Employee Plan Annual Information.

The information called for in this Item 2 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)                                 the Company’s Registration Statement on Form F-1 (file No. 333-193989), filed with the Commission on February 18, 2014, and the description of the Ordinary Shares contained therein; and

(b)                                 the Amendment to the Company’s Registration Statement on Form F-1/A, filed with the Commission on March 11, 2014.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than pursuant to Form 6-K or Items 2.02 and 7.01 of Form 8-K, to the extent applicable,  and other than any portion of such filings that are furnished under applicable SEC rules rather than filed) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Company is a Cayman Islands corporation.  Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Our amended and restated memorandum and articles of association provide that our board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such directors’ or officers’ dishonesty, willful default or fraud.  This standard of conduct is generally the same as permitted under Delaware corporate law.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9.         Undertakings.

(a)                                 The undersigned Company hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on April 3, 2014.

NORD ANGLIA EDUCATION, INC.

By:	/s/ Andrew Fitzmaurice
Name: Andrew Fitzmaurice
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Andrew Fitzmaurice as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this Registrant’s registration statement on Form S-8 relating to the ordinary shares of Nord Anglia Education, Inc. and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Andrew Fitzmaurice	Chief Executive Officer (Principal Executive Officer) and Director	April 3, 2014
Andrew Fitzmaurice

	/s/ Graeme Halder	Chief Financial Officer (Principal Financial Officer) and Director	April 3, 2014
Graeme Halder

	/s/ Alan Kelsey	Chairman	April 3, 2014
Alan Kelsey

	/s/ Jack Hennessy	Director	April 3, 2014
Jack Hennessy

	/s/ Kosmas Kalliarekos	Director	April 3, 2014
Kosmas Kalliarekos

	/s/ Carlos Watson	Director	April 3, 2014
Carlos Watson

	Law Debenture Corporate Services, Inc.	Authorized U.S. Representative	April 3, 2014

By:	/s/ Amy Segler
Name: Amy Segler
Title: Service of Process Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
3.1

Form of Amended and Restated Memorandum and Articles of Association of Nord Anglia Education, Inc. (incorporated herein by reference to the exhibits to the Company’s Registration Statement on Form F-1/A, filed with the Commission on March 11, 2014).

4.1*	Nord Anglia Education, Inc. 2014 Equity Incentive Award Plan.

5.1*	Opinion of Maples and Calder, Special Counsel to Nord Anglia Education, Inc.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Maples and Calder, Special Counsel to Nord Anglia Education, Inc. (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

* Filed herewith.